Exhibit 10.19
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 1, 2025 (the “Effective Date”) is between Albertsons Companies, Inc., a Delaware corporation (the “Company”), and Susan Morris (the “Executive,” and together with the Company, the “Parties”).
WHEREAS, the Executive is currently employed by the Company pursuant to an employment agreement effective July 20, 2022,
WHEREAS, Executive desires to continue to serve as any employee of the Company in exchange for the protection and other considerations set forth in this Agreement, which shall supersede and replace in its entirety the July 20, 2022 agreement, and
WHEREAS, the Parties desire to set forth the revised terms and conditions of the Executive’s employment with the Company exclusively in this Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and other good and valuable consideration, the Parties agree to the following:
1.Employment and Acceptance. The Company agrees to employ the Executive and the Executive hereby accepts such employment with the Company upon the terms and conditions set forth in this Agreement. Either the Company or a subsidiary may be Executive's legal employer. For purposes of this Agreement, any reference to Executive's termination of employment with the Company means termination of employment with the Company and all subsidiaries and does not include a transfer of employment between any of them. The obligations created under this Agreement are obligations of the Company.
2.Term. The Company will employ the Executive and the Executive accepts employment by the Company on the terms and conditions contained herein for a period of time (the “Term”). The Term shall commence on the Effective Date and shall continue until the Executive’s employment is terminated. The Executive’s employment relationship with the Company is at-will. Accordingly, the Executive may terminate employment with the Company at any time and for any reason by notifying the Company; and the Company may terminate the Executive’s employment at any time, with or without cause or advance notice.
3.Duties and Title.
3.1Title. The Executive shall be employed to render exclusive and full-time services to the Company and its subsidiaries and affiliates. The Executive shall serve in the capacity of Chief Executive Officer.
     3.2     Duties. The Executive shall have such authority and responsibilities and shall perform such executive duties customarily performed by a similarly titled executive of a company in similar lines of business as the Company and such other duties as reasonably may be assigned to the Executive by the Company’s Board of Directors (the “Board”). All employees of the Company shall directly or indirectly report to the Executive (excluding any employee who reports to the Audit Committee of the Board in connection with an internal audit function).

During the Term, the Executive shall serve as a member of the Board. The Executive shall devote substantially all of the Executive’s full working-time and reasonable best efforts to the performance of such duties and to the promotion of the business and interests of the Company, other than for periods of illness or vacation in accordance with the Company’s policy. Notwithstanding the foregoing, during the Term, Executive may (a) serve or continue to serve on no more than one (1) board of directors during the Term, subject to approval of the Board or the Chair of the Governance Committee of the Board, and listed in Addendum A, and (b) serve on other corporate, industry, civic or charitable boards and committees, provided that with respect to (a) and (b), (i) such activities, as determined by the Board in its sole discretion, do not materially interfere with and are not inconsistent with the Executive’s performance of the Executive’s duties under this Agreement and (ii) any such entity does not engage in the retail and/or e-commerce grocery or supermarket business (the “Business”).

4.Compensation and Benefits by the Company.
4.1Base Salary. During the Term, the Company shall pay to the Executive an annual base salary of $1,400,000 payable in accordance with the customary payroll practices of the Company (“Base Salary”). The Executive’s Base Salary may be increased as may be determined from time to time by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, and may be decreased as part of a temporary, uniform reduction in salary for all executive officers of the Company that is undertaken in the Board’s reasonable business judgment, based on the Company’s financial performance or a reasonably anticipated economic downturn.
4.2Bonuses. During the Term, the Executive may be eligible to receive a bonus or bonuses (collectively, the “Bonus”) subject to a plan or program established by the Company (the “Bonus Plan”) in an amount determined by the Board or Compensation Committee in its discretion based upon achievement of performance measures derived from the business plan presented by management and approved by the Board or Compensation Committee. The target amount of the Executive’s Bonus for each fiscal year shall be no less than 185% of the Base Salary (the “Target Bonus”). If such performance measures are only partially achieved or not achieved, the Executive shall only be entitled to such Bonus, if any, as provided under the applicable Bonus Plan or as otherwise determined in the sole discretion of the Board or Compensation Committee. Subject to any deferral program established by the Company, annual Bonuses shall be payable in the first 2½ months of the fiscal year following the performance year.
4.3Equity Awards. During the Term, the Company shall award the Executive with an annual equity grant (which may include phantom equity) valued at $11,010,000, as determined by the Board or the Compensation Committee, subject to increases or decreases in the equity grant value as determined by the Board or Compensation Committee, and subject to the terms and conditions of the Company’s equity program and the award agreement applicable to each grant. The first such grant shall be awarded at the Company’s customary grant date following the Effective Date.
4.4Participation in Employee Benefit Plans. During the Term, the Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable Company-sponsored retirement, life, health, accident and disability, and other benefit plans (the “Employee Benefit Plans”) that may be available to other senior executives of the Company, on the same terms as such other executives. The Company or its affiliates may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive’s consent. Any benefits to which Executive may be entitled under any Employee Benefit Plan will be governed by the terms and conditions of the applicable plan, as in effect and amended from time to time.
4.5Expense Reimbursement. During the Term, the Executive shall be entitled to receive reimbursement for all the Executive’s appropriate business expenses incurred in connection with the Executive’s duties under this Agreement. Reimbursements shall be issued in accordance with the reimbursement policies of the Company as in effect from time to time.
4.6Personal Use of Aircraft. During the Term, the Executive shall be entitled to the use of corporate aircraft reasonably satisfactory to the Executive for up to one hundred (100) hours per annum for personal use by the Executive, her family members and guests, provided that Executive is present during such use. Such personal use shall be at no cost to the Executive, other than the responsibility to pay income taxes at the lowest permissible rate. The Company shall be responsible for all costs associated with the operation, maintenance and staffing of the aircraft. The Executive’s usage rights under this provision shall be subject to the aircraft’s availability for Company’s business purposes, which shall take priority.
4.7 Legal Expenses.  The Executive shall be reimbursed for legal and advisor expenses incurred in the negotiation and documentation of this Agreement, up to a maximum of $50,000, provided that the Executive provides the Company with backup documentation of such fees and expenses which is reasonably satisfactory to the Company.
4.8Special Incentive Retention Eligibility. Nothing herein will waive Executive’s eligibility for the second installment (2 million dollars) of the Special Retention Incentive Award granted to her in 2023, conditioned upon her ongoing compliance with the terms of the Special Retention Incentive Award Agreement.
5. Termination of Employment.
5.1Termination by the Company for Cause or by the Executive Without Good Reason. If: (i) the Company terminates the Executive’s employment with the Company for “Cause” (as defined below); or (ii) the Executive voluntarily resigns without “Good Reason” (as defined below), the Executive shall only be entitled to receive the following:

(a)payment for accrued but unused vacation days, payable in accordance with Company policy;
(b)the Executive’s accrued but unpaid Base Salary and any vested benefits (determined in accordance with applicable plan terms), through the termination date; and
(c)expenses reimbursable under Section 4.5 incurred but not yet reimbursed to the Executive through the termination date. (Sections 5.1(a), 5.1(b), and 5.1(c) collectively, the “Accrued Benefits”).
For the purposes of this Agreement, “Cause” means, subject to the notice and cure provisions below and with respect to conduct during the Term, one or more of the following: (i) the Executive has been convicted of a felony; (ii) acts of intentional dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or its affiliates; (iii) the Executive’s material breach of the Executive’s obligations under this Agreement; (iv) conduct by the Executive in connection with the Executive’s duties hereunder that is fraudulent, unlawful or grossly negligent; (v) personal conduct by the Executive which would reasonably be expected to seriously discredit or damage the Company, its subsidiaries or its affiliates (including, but not limited, to employee harassment or discrimination under the Company’s policies, or the use or possession at work of any illegal controlled substance); (vi) the Executive’s contravention of specific lawful direction from the Board; or (vii) breach of the Executive’s covenants set forth in Section 6 below before termination of employment.
The existence of a condition constituting “Cause” shall be determined exclusively by the Board or its designee. The Executive shall not be deemed to have been terminated for Cause unless and until the Executive has been given written notice detailing the specific Cause event and a period of fifteen (15) business days following receipt of such notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable. Any act, or failure to act, based upon and performed in accordance with authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interest of the Company.
For the purposes of this Agreement, “Good Reason” means, subject to the notice and cure provisions below, the occurrence of one or more of the following (regardless of whether any other reason, other than Cause, for such termination exists or has occurred), without the Executive’s prior written consent: (i) a material reduction in the Executive’s Base Salary or Target Bonus opportunity, unless such decrease is part of a temporary, uniform reduction in salary for all executive officers of the Company that is undertaken in the Board’s reasonable business judgment, based on the Company’s financial performance or a reasonably anticipated economic downturn; (ii) relocation of the Executive’s principal location of work to any location that is in excess of thirty (30) miles from the Executive’s principal work location on the Effective Date; or (iii) a material diminution in the Executive’s authority, responsibilities or duties.
A resignation by the Executive shall not be treated as for Good Reason unless: (a) the Executive provides written notice to the Company of the circumstances(s) giving rise to a Good Reason condition within sixty (60) days of Executive having knowledge of the initial existence of such circumstance(s), and (b) the Company fails to cure the applicable circumstance(s) within thirty (30) days after receipt of such written notice, and (c) the Executive terminates employment with the Company no later than thirty (30) days following the end of such cure period.
5.2Termination Due to Death or Disability. This Agreement and the Executive’s employment shall terminate automatically upon the death or Disability (as defined below). Upon termination due to the Executive’s death or Disability, the Executive or the Executive’s estate (in the case of the Executive’s death), shall be entitled to receive:
(a) the Accrued Benefits;
(b)subject to Section 5.4, a lump sum payment equal to the Bonus that would otherwise have been earned, based on actual performance metrics for the fiscal year of the Company in which the termination date occurs, with such Bonus to be paid at the same time it would otherwise be paid, but the amount thereof pro-rated based on the number of days of service during the applicable fiscal year through the termination date; and

(c) a lump sum payment equal to the earned but unpaid portion of any Bonus earned in respect of any performance period that is completed prior to the Executive’s death or Disability.
For the purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury, impairment, or illness, the Executive is unable to perform the essential functions of the Executive’s job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one hundred eighty (180) days in any one (1) year period. Any payment due to death or Disability under this Section 5.2 shall be in addition to, and shall not be offset by, any disability-related payments due to Executive under any Employee Benefit Plan.
The Company shall have no obligation to provide the benefits set forth above (other than the Accrued Benefits) in the event that the Executive breaches the provisions of Section 6.
5.3Termination by the Company Without Cause or by the Executive for Good Reason. If the Company terminates the Executive’s employment without Cause, or if the Executive voluntarily resigns for Good Reason, the Executive shall be entitled to receive the Accrued Benefits and, subject to Section 5.4, the following:
(a)a lump sum payment in an amount equal to two hundred percent (200%) of the sum of (i) the Base Salary, plus (ii) the Target Bonus, each based on the Base Salary then in effect (not taking into account any temporary reductions in Base Salary);
(b)the earned but unpaid portion of any Bonus earned in respect of any completed performance period that is completed prior to the termination date;
(c)the Bonus that would otherwise have been earned, based on actual performance metrics for the fiscal year of the Company in which the termination date occurs, with such Bonus to be paid at the same time it would otherwise be paid, but the amount thereof pro-rated based on the number of days of service during the applicable fiscal year through the termination date; and
(d)if the Executive timely and properly elects health continuation coverage pursuant to the Executive’s benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), monthly reimbursement of the cost of continued group health coverage (including family coverage) for eighteen (18) months (payable by the Company in a lump sum). The eighteen (18) month period shall include, and run concurrently with, the maximum continuation coverage period pursuant to COBRA. If, and to the extent, that any benefit described in this Section 5.3(d) cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company itself shall pay or provide for the payment of such benefits to the Executive, the Executive’s dependents, eligible family members and beneficiaries, along with, in the case of any benefit described in this Section 5.3(d) which is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company, an additional amount such that the net amount payable to the Executive after withholding equals the intended reimbursement amount. Notwithstanding the foregoing, benefits under this Section 5.3(d) shall cease when the Executive or the Executive’s dependents are covered under another group health plan.
5.4Continued Compliance and Release. The Company shall have no obligation to provide the payments and benefits provided in Section 5.2 and Section 5.3 (other than the Accrued Benefits) (the “Severance Benefits”) unless (a) the Executive signs, and does not revoke, a valid release agreement in substantially the same form as Exhibit A hereto (the “Release”), no later than sixty (60) days following the termination date, and (b) the Executive complies with all obligations under the Release and this Agreement (including, but not limited to, Section 6 hereof). The Severance Benefits shall begin (or be paid, as applicable) on the first pay period following the date that is sixty (60) days after the termination date; the first payment shall include a make-up, without interest, for each payment that would have been made before the first payment date had payment started on the first pay period following the termination date. For the avoidance of doubt, the Executive shall not be entitled to any payments after termination of employment other than as required by Section 5.1, 5.2, or 5.3 of this Agreement; without limiting the generality of the foregoing, the Executive receiving Severance Benefits under this Section 5.4 shall not be eligible to receive benefits under any Company-sponsored severance plan or policy.
5.5No Mitigation. The obligations of the Company to the Executive which arise upon the termination of the Executive’s employment pursuant to this Section 5 shall not be subject to mitigation or offset.
5.6Removal from any Boards and Positions. If the Executive’s employment is terminated for any reason under this Agreement, the Executive shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary or affiliate of the Company or any other board to which the Executive has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary or affiliate of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.
5.7Compensation Recovery. The Executive agrees that, to the extent permissible under applicable state law, the compensation described in Sections 4.2 (Bonuses) and 4.3 (Equity Awards) will always be subject to recoupment or clawback under the Company’s clawback and recoupment policies (if any), as may be in effect from time to time, or as may be required by law or any applicable stock exchange rule.
6.Restrictions and Obligations of the Executive.
6.1Confidentiality.
(a)During the Executive’s employment (prior to, during, and if applicable, after the Term), the Executive has had and shall have access to certain trade secrets and confidential information relating to the Company, its subsidiaries and its affiliates (the “Protected Parties”) which is not readily available from sources outside the Protected Parties. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties have invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the

Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company, its subsidiaries or its affiliates, or at any time thereafter disclose any Confidential Information, directly or indirectly, to any person or entity, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information. The Parties agree that nothing in this Agreement precludes the Executive from disclosing unlawful acts in the workplace.
(b)All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company, its subsidiaries and its affiliates, and the Executive shall not remove any such items from the premises of the Company, its subsidiaries and its affiliates, except in furtherance of the Executive’s duties under any employment agreement.
(c)It is understood that while employed by the Company, its subsidiaries or its affiliates, the Executive shall promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive shall assist the Company, its subsidiaries and its affiliates during the period of the Executive’s employment by the Company, its subsidiaries and its affiliates and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same. As set forth in Section 9.7 below, this Agreement is governed by Delaware law; provided however that, if a court determines that California Labor Code Section 2872 or any other similar invention assignment law applies, this Section 6.1(c) shall not apply to any invention that qualifies fully under the provisions of Section 2870 of the California Labor Code or any other similar invention assignment law, as explained in the Invention Assignment Notice attached hereto as Addendum B. Further, the Executive acknowledges that all unpatented inventions, discoveries, improvements, and works of authorship, if any, which were owned and controlled by the Executive on the initial date of Executive's performance of services for Company have been listed on Addendum C.
(d)As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company, its subsidiaries and its affiliates all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within the Executive’s control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive shall provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.
(e)The Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
(f)This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agency. The Executive will not be criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
6.2Non-Solicitation. During the Term and for the “Restricted Period” (as defined below) following the termination of the Executive’s employment for any reason, the Executive shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any supplier, vendor or service provider to the Company, its subsidiaries or its affiliates to terminate, reduce or alter negatively its relationship with the Company, its subsidiaries or its affiliates or in any manner interfere with any agreement or contract between the Company, its subsidiaries or its affiliates and such supplier, vendor or service provider; or (b) any employee of the Company, its subsidiaries or its affiliates or any person who was an employee of the Company, its subsidiaries or its affiliates during the twelve (12) month period immediately prior to the date the Executive’s employment terminates to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Business.
For the purposes of this Agreement, “Restricted Period” means the twenty-four (24) months following the termination of Executive’s employment for any reason.
6.3Non-Competition. During the Term and for the Restricted Period following the termination of the Executive’s employment (for any reason, including non-renewal of the Agreement), the Executive shall not, directly or indirectly (a) own, manage, operate or control a Competitor (as defined below), or (b) hold any position for a Competitor or engage in any activities for a Competitor as an owner, employee, manager, director, agent, consultant, independent contractor, or in any other capacity, if such position or activity involves one or more of the following: (i) responsibilities that are the same as or similar to the responsibilities you performed for the Company, or any subsidiary or affiliate of the Company, within the twenty-four (24) month period prior to termination of Executive’s employment; (ii) supervising or directing employees or other personnel in the provision of services that are the same as or competitive with those offered or provided by the Company or any subsidiary or affiliate of the Company; (iii) developing or implementing business plans, strategies or methodologies related to, the same as, or competitive with the business plans, strategies, or methodologies of the Company or any subsidiary or affiliate of the Company; or (iv) responsibilities or activities in which the Executive would utilize or disclose Confidential Information of the Protected Parties. As used in this Agreement, “Competitor” means any business, firm, corporation, partnership or any other entity engaged in the Business, or any other type of business developed or conducted by the Company or any subsidiary or affiliate of the Company, during the twenty-four (24) month period prior to the termination of the Executive’s employment, that operates within ten (10) miles of a store or e-commerce delivery location in which the Company or any subsidiary or affiliate of the Company serves customers or plans to serve customers under the Business during the Restricted Period. Before accepting employment with any other person, organization or entity during the Restricted Period, the Executive agrees to inform such person, organization or entity of the restrictions contained in this Section 6.3. In addition, during the Restricted Period, Executive consents to the Company’s notification of such person, organization or entity of the Executive’s obligations under this Agreement.
Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).
6.4Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by the Executive or coming into the Executive’s possession during the Executive’s employment by the Company, its subsidiaries or its affiliates are the sole property of the Company, its subsidiaries and its affiliates (“Company Property”). The Executive shall not remove, or cause to be removed, from the premises of the Company, its subsidiaries or its affiliates copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, its subsidiaries or its affiliates, except in furtherance of the Executive’s duties under this Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in the Executive’s possession or control.
6.5Non-disparagement. The Executive agrees that the Executive shall not at any time knowingly make to any person or entity any material “Disparaging” (as defined below) remarks, comments or statements concerning the Company, its subsidiaries and affiliates, and its directors, officers, shareholders, employees, agents, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged; provided that nothing in this Agreement shall prevent the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful. Neither the Company nor any director or executive officer of the Company shall at any time knowingly make any material Disparaging remarks, comments or statements concerning the Executive.
7.Remedies; Specific Performance. The Company and the Executive acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 shall result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining the Executive from violating, or directing the Executive to comply with, any provision of Section 6. The Executive also agrees that such remedies shall be in addition to all remedies, including damages, available to the Protected Parties against the Executive for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any Severance Benefits if the Executive has breached the covenants applicable to the Executive contained in Section 6, the Executive shall immediately return to the Protected Parties any such Severance Benefits previously received, upon such a breach, and, in the event of such breach, the Protected Parties shall have no obligation to pay any of the amounts that remain payable by the Company under Section 5.3.
8.Indemnification. The Company agrees, to the extent permitted by applicable law and the Company’s bylaws, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by the Executive in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which the Executive may become subject or liable or which may be incurred by or assessed against the Executive, relating to or arising out of the Executive’s employment by the Company or the services to be performed pursuant to this Agreement, provided that the Company shall only defend, but not indemnify or hold the Executive harmless, from and against an Indemnified Claim in the event there is a final, non-appealable, determination that the Executive’s liability with respect to such Indemnified Claim resulted from the Executive’s willful misconduct or gross negligence.
9.Other Provisions.
9.1Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent via electronic mail, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, sent via electronic mail, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:
(a)If provided to the Company, to:

Albertsons Companies, Inc.
250 E. Parkcenter Boulevard Boise, Idaho 83706
Attention: Executive Vice President, General Counsel
Telephone: (208) 395-6200
Email: general.counsel@albertsons.com

(b)If provided to the Executive, to the Executive’s home address reflected in the Company’s records, unless otherwise directed in writing by Executive.

9.2Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect to her employment with the Company.
9.3Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). All determinations to be made under this Section 9.3 shall be made by an independent accounting firm, consulting firm or other independent service provider selected by the Company immediately prior to a “change in ownership or control” within the meaning of Section 280G of the Code (the “Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the “change in ownership or control.” Any such determination by the Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Firm in performing the determinations referred to in this Section 9.3 shall be borne solely by the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 9.3 shall not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. Any reduction required by this Section 9.3 shall apply in reverse chronological order, with amounts due farthest in the future being reduced first.
9.4Representations and Warranties by the Executive. The Executive represents and warrants that the Executive is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform the Executive’s obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.
9.5Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. Unless otherwise provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
9.6Section 409A. The Company and the Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code and the regulations, rules and other guidance promulgated thereunder, or be provided in a manner that complies with the requirements to avoid tax under Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 9.6. For purposes of Section 409A, each installment in a series shall be treated as a separate payment. Notwithstanding anything contained herein to the contrary, Severance Benefits that are not exempt from Section 409A under the “short-term deferral” rule described in Treas. Reg. Section. 1.409A-1(b)(4) shall be paid or provided only upon the Executive’s “separation from service”

within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)); and with respect to such Severance Benefits, references to termination of employment and similar terms shall be interpreted to mean “separation from service”. Further, if as of the Executive’s separation from service, the Executive is a “specified employee” as defined in Section 409A of the Code as determined by the Company in accordance with Section 409A of the Code, and the deferral of any payments or benefits is necessary in order avoid tax under Section 409A of the Code, then the Company shall defer each such payment and/or benefit hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination date (or the earliest date permitted under Section 409A of the Code), whereupon the Company shall pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred, without interest. Thereafter, payments shall resume in accordance with this Agreement.
Notwithstanding anything to the contrary in this Agreement, the following special rules apply to in-kind benefits and reimbursements that are includible in wages for tax purposes: (i) in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year; (ii) no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit; and (iii) reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the next calendar year following the calendar year in which the expense was incurred.
If the Company or the Executive reasonably determines that any provision of this Agreement might not comply with the requirements to be exempt from or avoid taxes under Section 409A of the Code, the Company and the Executive shall work together to correct the issue.
9.7Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.
9.8Survival of Provisions. Sections 5, 6, 7, 8 and 9 of this Agreement shall survive any termination of this Agreement or the termination of the Executive’s employment under Section 5.
9.9Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other Party; provided that the Company may assign this Agreement to any successor that continues the business of the Company.
9.10Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
9.11Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9.12Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.
9.13Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.
9.14Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. Regardless of the amount withheld or reported, the Executive is solely responsible for all taxes in respect of compensation and benefits from employment (including imputed income) except the employer’s share of employment taxes.
9.15Representation by Counsel. The Executive acknowledges, represents and agrees that the Executive has had the opportunity to retain and be individually represented by counsel with respect to negotiating the terms of this Agreement. In accordance with the Company’s expense reimbursement policies, upon receipt of proper documentation showing attorney fees incurred, the Company will reimburse the Executive for reasonable out of pocket costs, not to exceed $50,000 incurred to engage legal counsel for this purpose.

[Signature Page Follows]

WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Susan Morris

Susan Morris

ALBERTSONS COMPANIES, INC.

By:     /s/ Thomas Moriarty

Name: Thomas Moriarty

Title:    EVP, M&A, and Corporate Affairs